Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willdan Group, Inc.:

We consent to the incorporation by reference in the registration statements  (No. 333-139127, No. 333-152951, No. 333-168787 and No. 333-184823) on Form S-8 of Willdan Group, Inc. of our report dated March 15,  2016, with respect to the consolidated balance sheet of Willdan Group, Inc. as of January 1, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended January 1, 2016, and the effectiveness of internal control over financial reporting as of January 1, 2016, which reports appear in the January 1, 2016 annual report on Form 10‑K of Willdan Group, Inc.  Our report refers to the adoption of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP

Irvine, California
March 15, 2016